Exhibit 99.1

NOBLE POSTS DILUTED EPS OF $0.12 PRIOR

TO LOSS ON EXTINGUISHMENT OF DEBT

WARREN, MI – MAY 9, 2007 – Noble International, Ltd. (NASDAQ: NOBL) (“Noble” or the “Company”) reported a net loss of ($0.01) per diluted share including a $3.3 million pre-tax loss on the extinguishment of debt. Excluding the impact of this non-cash charge from the extinguishment of debt, Noble’s net earnings from operations were $0.12 per diluted share. This compares to earnings of $0.22 per diluted share in the first quarter of 2006 and a loss of ($0.16) per diluted share in the fourth quarter of 2006. First quarter 2007 earnings were impacted by costs related to growth initiatives including launch costs and interest expense. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased to $10.2 million in the most recent quarter from $7.5 million in the first quarter of 2006 and $4.8 million in the fourth quarter of 2006.

FIRST QUARTER RESULTS

Revenue in the first quarter of 2007 increased to $160.1 million from $100.4 million in the first quarter of 2006. Sales growth was driven by the acquisition of Pullman Industries, Inc. (“Pullman”) during the fourth quarter of 2006 and the contribution from newer laser welding programs that more than offset a 7% decline in North American light vehicle production in the first quarter of 2007.

Gross margin increased to $13.6 million from $9.9 million in the first quarter of 2006. Noble’s gross margin increased due to the addition of new laser welding programs and roll forming programs from the acquisition of Pullman in late 2006. Partially offsetting the increase in gross margin was higher depreciation and amortization expense of $4.7 million in the first quarter of 2007 compared to $2.5 million in the first quarter of 2006. As a percentage of sales, gross margin was 8.5% versus 9.9% in the first quarter of 2006. The decline in the gross margin percentage compared to the first quarter of 2006 was due in part to approximately $3.0 million of launch costs on certain new roll forming programs and the effects of lower North American vehicle production.

Selling, general and administrative (“SGA”) expense of $7.5 million for the first quarter of 2007 increased from $4.8 million in the first quarter of 2006. The increase from the first quarter of 2006 was due to the inclusion of Pullman for the entire first quarter of 2007, which added $3.2 million to SGA. As a percentage of sales, SGA expense declined to 4.7% from 4.8% in the first quarter of 2006.

Operating profit for the first quarter of 2007 increased to $6.1 million from $5.1 million a year ago. EBITDA for the first quarter of 2007 increased nearly 37% to $10.2 million from $7.5 million a year ago. Growth in EBITDA reflects the increase in volume of recently launched programs and the contribution of Pullman to the Company’s consolidated results in the first quarter of 2007.

During the first quarter of 2007, Noble reached agreement with the holders of its convertible subordinated notes (“Notes”) to amend certain terms of the Notes, including increasing the interest rate and eliminating certain provisions giving rise to an embedded derivative requiring bifurcation. This amendment is considered an extinguishment under U.S. GAAP. Accordingly, Noble recognized a non-cash loss of $3.3 million in the first quarter of 2007.

Net interest and other expense was $6.7 million in the first quarter of 2007, increasing from $0.6 million in the year-ago first quarter. This increase was primarily due to the non-cash loss on extinguishment of debt of $3.3 million and additional net interest expense of $2.4 million compared to prior year. Higher interest expense resulted from higher borrowings incurred to purchase Pullman during the fourth quarter of 2006. The additional interest expense and loss on extinguishment of debt resulted in a pre-tax loss of $0.6 million compared to earnings before income taxes of $4.5 million in the first quarter of 2006.

PERFORMANCE IMPROVES COMPARED TO FOURTH QUARTER 2006

Noble’s operations posted substantially improved results compared to the fourth quarter of 2006, the first quarter that included roll forming operations acquired from Pullman. Noble’s revenue grew to $160.1 million from $138.2 million in the fourth quarter of 2006, an increase of nearly 16%. The Company posted higher revenue due to higher vehicle production levels and an increase in volume of recently launched laser welding and roll forming programs.

The gross margin in the first quarter of 2007 increased by $5.0 million due to higher revenue. Noble’s gross margin percentage in the first quarter of 2007 increased to 8.5% from 6.2%. The improvement in gross margin percentage compared to the fourth quarter of 2006 resulted from improved efficiency on the roll forming programs launched and from leverage of fixed costs due to higher sales. The Company believes its gross margin percentage should show further improvement with increases in North American light vehicle production and as it makes further gains in manufacturing efficiency, especially in certain roll forming facilities. In the first quarter of 2007, SGA expense decreased $1.3 million compared to the fourth quarter of 2006 due to one-time severance and legal costs incurred in the fourth quarter of 2006. As a result of these one-time costs in the fourth quarter of 2006, SGA expense as a percentage of sales declined to 4.7% in the first quarter of 2007 from 6.3% in the previous quarter.

Improvement in operating margins due to higher volume and lower expense levels resulted in operating profit rising to $6.1 million in the first quarter of 2007 from a loss of $0.2 million in the fourth quarter of 2006. EBITDA increased sequentially by 112% from $4.8 million in the fourth quarter of 2006. Higher EBITDA in the first quarter of 2007 was a result of additional revenue from recently launched programs and a greater revenue and margin contribution from Noble’s roll forming operations.

MANAGEMENT COMMENTS

Noble’s Chief Executive Officer, Thomas L. Saeli, commented on the quarter, “Noble today is a much different company than it was just a year ago, with more changes to come during 2007. We believe 2007 will be a pivotal year, a year of tremendous change for the Company. Our first quarter 2007 results hinted at the potential of the new Noble, despite the headwinds created by declining North American vehicle production. Although industry volumes declined 7% compared to the first quarter of 2006, growth from newer laser welding programs more than offset the industry decline, generating modest revenue growth over last year, even without the addition of revenues from our roll forming operations.

“We are addressing the roll forming launch issues that reduced operating margins in the first quarter. Our operating results for the first quarter of 2007 illustrate the progress we made in improving our performance compared to the fourth quarter of 2006. Once the industry returns to a more stable environment, we expect our revenue growth rate to increase and for our operating margins to widen.”

Mr. Saeli addressed Noble’s outlook for 2007, stating, “At this time, the outlook for 2007 North American production has improved slightly to an estimated 15.1 million units. This has resulted in an increase in Noble’s projected revenue from our current business to approximately $660 million for 2007. Our plans to combine laser welding operations with Tailor Blank Arcelor (“TBA”) are on track for completion in the third quarter of 2007. During the third quarter, we expect to receive shareholder approval for the TBA combination and put into place the support structures needed to create a new European division of Noble. We are excited about the prospects for our combined entity and look forward to providing further updates as we near the completion of transforming the Company into a global enterprise.”

CONFERENCE CALL INFORMATION

Noble will host a conference call to discuss its operating results for the first quarter ended March 31, 2007 at 10 AM ET, Thursday, May 10. The dial-in numbers for the call are 888-694-4676 or 973-582-2737. A replay of the conference call will be available through May 17 by dialing 877-519-4471 or 973-341-3080. The passcode for the replay is 8712872.

USE OF NON-GAAP FINANCIAL INFORMATION

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding “EBITDA” (a non-GAAP financial measure). EBITDA represents earnings from continuing operations before income tax, plus interest expense, depreciation and amortization.

EBITDA is not presented as, and should not be considered an alternative measure of operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles), but are presented because they are widely accepted financial indicators of a company’s ability to incur and service debt. While widely used, however, EBITDA is not identically calculated by companies presenting EBITDA and is, therefore, not necessarily an accurate means of comparison and may not be comparable to similarly titled measures disclosed by other companies.

Management believes that EBITDA is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses EBITDA for planning and forecasting in future periods.

For a reconciliation of EBITDA to net income from continuing operations, see the attached financial information and supplemental data.

SAFE HARBOR STATEMENT

Noble International, Ltd. is a leading supplier of automotive parts, component assemblies and value-added services to the automotive industry. As an automotive supplier, Noble provides design, engineering, manufacturing, complete program management and other services to the automotive market. Noble delivers integrated component solutions, technological leadership and product innovation to original equipment manufacturers (OEMs) and Tier I automotive parts suppliers thereby helping its customers increase their productivity while controlling costs.

Certain statements made by Noble International, Ltd. in this presentation and other periodic oral and written statements, including filings with the Securities and Exchange Commission, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as statements which address operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results, are forward-looking statements. The forward-looking statements are made on the basis of management’s assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to obtain future sales; our ability to successfully integrate acquisitions; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors; costs related to legal and administrative matters; our ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at our facilities and that of our customers; the presence of downturns in customer markets where the Company’s goods and services are sold; financial and business downturns of our customers or vendors; and other factors, uncertainties, challenges, and risks detailed in Noble’s public filings with the Securities and Exchange Commission. Noble does not intend or undertake any obligation to update any forward looking statements. For more information see www.nobleintl.com.

For more information contact:

Greg L. Salchow

Noble International, Ltd.

(586) 751-5600

NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME

(Unaudited, in thousands, except share and per share data)

	Three Months Ended
	March 31	March 31	December 31
	2007	2006	2006
Net sales	$160,070	$100,435	$138,211
Cost of sales	146,480	90,488	129,641

Gross margin	13,590	9,947	8,570
Selling, general and administrative expenses	7,512	4,802	8,764

Operating profit	6,078	5,145	(194)
Interest income	87	285	173
Interest expense	(2,947)	(733)	(3,525)
Loss on extinguishment of debt	(3,285)	—	—
Loss on value of convertible option derivative liability	—	—	(600)
Impairment recovery	—	—	1,000
Other, net	(551)	(175)	163

(Loss) earnings before income taxes and minority interest	(618)	4,522	(2,983)
Income tax (benefit) expense	(607)	1,497	(1,189)

(Loss) earnings before minority interest	(11)	3,025	(1,794)
Minority interest	(175)	115	(422)

Net (loss) earnings	$(186)	$3,140	$(2,216)

Basic (loss) earnings per share	$(0.01)	$0.22	$(0.16)

Diluted (loss) earnings per share	$(0.01)	$0.22	$(0.16)

Dividends declared and paid per share	$0.08	$0.07	$0.08

Basic weighted average shares outstanding	14,126,951	14,031,358	14,089,751
Diluted weighted average shares outstanding	14,155,798	14,079,629	14,129,719
Reconciliation of EBITDA to (loss) earnings before income taxes
(Loss) earnings before income taxes	$(618)	$4,522	$(2,983)
Depreciation	4,130	2,440	4,391
Amortization	569	64	469
Loss on extinguishment of debt	3,285	—	—
Loss on value of convertible option derivative liability	—	—	600
Impairment recovery	—	—	(1,000)
Net interest expense	2,860	448	3,352

EBITDA	$10,226	$7,474	$4,829

NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	Unaudited
	March 31	December 31
	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents	$3,855	$6,587
Accounts receivable trade, net	126,904	98,742
Inventories, net	33,301	31,260
Unbilled customer tooling, net	26,945	21,575
Income tax refundable	3,159	—
Prepaid expenses	4,862	3,075
Other current assets	4,218	4,875

Total Current Assets	203,244	166,114
Property, Plant & Equipment, net	107,721	109,648
Other Assets:
Goodwill	73,919	75,753
Other intangible assets, net	30,097	30,678
Other assets, net	4,350	4,955

Total Other Assets	108,366	111,386

Total Assets	$419,331	$387,148

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$124,155	$95,560
Accrued liabilities	35,093	35,297
Current maturities of long-term debt	22,439	21,926
Income taxes payable	—	4,255

Total Current Liabilities	181,687	157,038

Long-Term Liabilities:
Long-term debt, excluding current maturities	88,352	88,480
Convertible subordinated notes	36,216	33,273
Deferred income taxes	15,473	15,783
Other liabilities	6,328	668

Total Long-Term Liabilities	146,369	138,204
Minority interest	4,815	4,640
Stockholders’ Equity
Common stock	9	9
Additional paid-in capital	56,228	55,737
Retained earnings	27,690	29,006
Accumulated other comprehensive income	2,533	2,514

Total Stockholders’ Equity	86,460	87,266

Total Liabilities & Stockholders’ Equity	$419,331	$387,148